DCAP Group, Inc. Announces Record Results for 2003
                         Company Gives Guidance for 2004

Hewlett, NY--February 20, 2004 - DCAP Group, Inc. (DCAP), an integrated financial services company, which includes the largest chain of independent storefront insurance agencies in the Northeast, today reported its results for fiscal 2003 and provided guidance for 2004.

2003 Results

Company highlights for the year include the following:

     o Income before income taxes and minority interest in 2003 was $1.36 million, an increase of 91% over the 2002 amount of $.7 million.
     o Income per share from continuing operations (basic) increased to $.11 in 2003 from $.06 in 2002.
     o Revenue increased to $8.68 million in 2003 from $3.78 million in 2002, a 130% increase.
     o Assets were $24.6 million at December 31, 2003, up from $3.1 million at the end of the prior year.
     o Working capital was $5.2 million at year-end, up from $.9 million at the end of 2002.

"We are delighted to report these record earnings," said Barry B. Goldstein, Chairman and Chief Executive Officer. "Both our Insurance Agency and Premium Finance segments delivered according to plan. Our gross year-end premium finance contracts receivable balance exceeded $21 million, utilizing the credit facilities first employed in the third quarter. Our agency performance with our carrier partners, particularly Progressive Corp., exceeded all expectations. I am very proud of my team, and pleased that the confidence shown by the Board and shareholders was justified," said Goldstein.

"Barry Goldstein has done a spectacular job," said Mort Certilman, former Chairman and presently a director of the Company. "Under prior management, DCAP experienced a loss of almost $4 million in 2000. In less than three years under Mr. Goldstein's leadership, DCAP is now on firm financial footing, has achieved respect in the financial community, as shown by its credit line with M & T Bank, and has grown to become the largest independent agency for Progressive Corp., the nation's third largest auto insurance carrier," said Certilman.

The Company also announced that it has discovered that its net operating loss carry forwards for tax purposes were less than previously reported. As of
December 31, 2002, the Company's utilizable NOLs were approximately $1.58 million in contrast with the $2.85 million of utilizable NOLs previously reported. The error had no effect on the Company's balance sheet or statement of operations for 2002. Since the Company has used all of its utilizable NOLs through September 30, 2003, it will be required to provide for taxes based on its income for the fourth quarter of 2003 and thereafter.

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Guidance for 2004

The Company provided the following guidance for 2004:

     o Having now satisfied the net income from continuing operations requirement of the Nasdaq Stock Market, DCAP anticipates that it will apply for listing on Nasdaq after the filing of its Form 10-KSB in March.

     o In order to meet the minimum bid price of the Company's shares ($4.00) as required by Nasdaq, a reverse split of the common stock will be necessary. "The shareholders, pursuant to a vote taken at DCAP's annual meeting in October, authorized the Board to declare the split, at such a time and at such an exchange rate (between 1 for 3 and 1 for 10) which is in the best interest of DCAP Group and its shareholders," stated Goldstein.

     o "We are targeting full year income before income taxes in 2004 of between $2.4 million and $2.7 million (an increase of between approximately 75% and 100% over 2003)," said Goldstein. "This range is based upon our current operations and does not give effect to the results from any acquisitions of agencies or premium finance companies or our engaging in any new ventures."
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About DCAP Group:

DCAP Group, Inc. is an integrated financial services company, which includes the largest chain of independent storefront insurance agencies in the Northeast. DCAP is focused on building the business into a community-based, vertically integrated one-stop financial services center. The Company offers several services to its retail customers at the most competitive rates with a complete portfolio of insurance and related products and services, including premium financing. DCAP currently provides car, motorcycle, homeowner, and business products from a number of major carriers. The Company also offers tax return preparation services. The Company's storefront agencies are located throughout the New York City metropolitan area and upstate New York as well as in New Jersey and Pennsylvania. More information is available at the Company's website at www.dcapgroup.com.
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Forward Looking Statements:  Statements in this press release, other than purely historical information, including those contained in the comments above by Barry
B.  Goldstein  and  the  comments  regarding  the  Company's  future  plans  and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the
meaning  of  Section  21E  of  the   Securities   Exchange  Act  of  1934.   The
forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to all of the risks and uncertainties incident to the Company's business that are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-KSB.


        Contact:        DCAP Group, Inc.
                        Barry Goldstein, 516-374-7600